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                                  EXHIBIT 99.1
                                  PRESS RELEASE


            PEREGRINE PHARMACEUTICALS ANNOUNCES $7.1 MILLION PRIVATE
               INVESTMENT COMMITMENT FROM INSTITUTIONAL INVESTORS

          PROCEEDS WILL ALLOW COMPANY TO ADVANCE CONTRACT MANUFACTURING
                 OPERATIONS, PHASE III AND OTHER CLINICAL TRIALS

TUSTIN, CA - AUGUST 12, 2002 - Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) announced today that it has entered into two private placement arrangements with seven institutional investors for aggregate gross proceeds of $7.1 million. Funding under the two private placements will occur on or after Wednesday, August 14, 2002.

The company also announced it will file its Annual Report on Form 10-K tomorrow, August 13, 2002, and will hold a conference call with investors at 11:00 AM
(EDT) on Thursday, August 15, 2002. Call in details will be released later this week.

"We are pleased with the confidence shown by new investors in Peregrine with the infusion of this significant capital into the company," said Peregrine Pharmaceuticals CEO and President Edward Legere. "In an extremely difficult equity market for biotechnology companies, we were able to raise capital that allows us to advance our business plans. Because equity markets are currently uncertain, it is necessary for the company to focus its capital resources to ensure the continued un-changed operations of Avid Bioservices and the planned Phase III brain cancer study. A few low priority programs the company is currently funding will be either discontinued or delayed until additional funding can be raised through revenue, licensing or equity financing."

"In the meantime, we are highly encouraged by the progress of Avid. Interest from potential clients is high and we anticipate signing additional contracts in the future. Our clinical program will be focused on launching the Phase III brain cancer trials for Cotara(TM) in the U.S. and Canada until interim Phase III data is obtained. Once we reach that benchmark, we may expand the study into Europe," Legere said.

"We plan to close our Cotara(TM) Phase II clinical study as soon as the Phase III study is initiated. Expenditures on our Oncolym(R) clinical program will now be concentrated on licensing this technology and current enrollment has been suspended. Several companies have expressed interested in the Oncolym(R) program. We are also suspending enrollment in our Cotara(TM) Phase I liver cancer study. Our Phase I colorectal cancer program should supply us adequate data to evaluate the safety of Cotara(TM) given intravenously." Legere said.

"We continue to discuss licensing and joint venturing with other companies. We currently have over 15 outside entities evaluating our Vascular Targeting Agent platform technology. In addition, interest has been expressed by numerous companies in all of our proprietary technologies. Licensing will be a major focus of the company going forward in with the goal of reducing expenditures, increasing Avid revenues and advancing our platform technologies to the market," Legere said.


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Of the two financing arrangements, we will receive gross proceeds of $3,750,000 in exchange for a 6% convertible debentures issued to four investors. Under the same arrangement, we will receive an additional $1,250,000 from two separate investors in exchange for approximately 1.9 million shares of the company's common stock issued at a negotiated price of $0.65 per share. The debentures are convertible at any time by the holders thereof at the initial rate of $0.85 per share. In addition, the four investors of debentures will receive warrants to purchase an aggregate of approximately 3.3 million shares of common stock at an exercise price of $0.75 per share. The two investors of the common stock will receive warrants to purchase an aggregate of approximately 1.4 million shares of common stock at an exercise price of $0.71 per share.

The second financing arrangement calls for the issuance of common stock at a negotiated price of $0.65 per share in exchange for gross proceeds of $2,144,000 with a single investor. The company has agreed to issue the investor a warrant to purchase approximately 4.6 million shares of common stock at an exercise price of $0.71 per share.

The company has also agreed to register all shares of common stock issued or which may be issued upon conversion of the debentures and exercise of the warrants, to the investors under both financing arrangements.

In addition, the company will pay placement agent fees in cash for an aggregate amount of $707,000.

ABOUT PEREGRINE PHARMACEUTICALS

Peregrine Pharmaceuticals is a biopharmaceutical company focused on the development, commercialization, and licensing of unique technologies for the treatment of cancer, primarily based on its three "collateral targeting technologies." Peregrine's Tumor Necrosis Therapy (TNT), Vasopermeation Enhancement Agents (VEA), and Vascular Targeting Agents (VTA) target cell structures and cell types that are common among solid tumor cancers, giving them broad applicability across various tumor types. The company's lead TNT anti-cancer drug, CotaraTM, is currently in a multi-center Phase II clinical trial for brain cancer and Phase I trials for colorectal, pancreas, soft tissue sarcoma and biliary cancers. Final preparations are being made to start a multi-center, multi-national Phase III trial for brain cancer. Copies of Peregrine press releases, SEC filings, current price quotes and other valuable information for investors may be found on the website www.peregrineinc.com.

Safe Harbor Statement: This release may contain certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ from the company's expectations as a result of risk factors discussed in Peregrine's reports on file with the U.S. Securities and Exchange Commission, including, but not limited to, the company's report on Form 10-K for the year ended April 30, 2001 and on Form 10-Q for the quarter ended January 31, 2002.
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